Exhibit 99.19

English convenience translation of
Spanish original. In case of
discrepancies between the Spanish
original and the English
translation, the Spanish original
shall prevail.

Notice to US Investors:

The proposed business combination of Cintra Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A. (the “Merger”) relates to the shares of a Spanish company.  Information distributed in connection with the proposed Merger and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein, if any, have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the companies are located in Spain and some or all of their officers and directors may be residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of Grupo Ferrovial, S.A. otherwise than under the Merger, such as in open market or privately negotiated purchases in accordance with applicable law.

In accordance with the provisions of article 82 of the Securities Market Law (“Ley del Mercado de Valores”), Grupo Ferrovial, S.A. hereby notifies the Spanish Securities Exchange Commission (“Comisión Nacional del Mercado de Valores”) of the following:

REGULATORY DISCLOSURE

As a complement to the documentation made available to the shareholders when the General Shareholders’ Meeting of Grupo Ferrovial, S.A. was convened, General Meeting which will resolve on the merger with Cintra Concesiones de Infraestructuras de Transporte, S.A. (notified to this Commission by means of the Regulatory Disclosure number 113773), we hereby attach the following documents:

1.	Fairness opinion of Banco Bilbao Vizcaya Argentaria, S.A., financial advisor of Grupo Ferrovial, S.A., regarding the fairness of the exchange ratio.

2.	Fairness opinion of Merrill Lynch Capital Markets España, S.A., S.V., financial advisor of Cintra Concesiones de Infraestructuras de Transporte, S.A., regarding the fairness of the exchange ratio.

3.	Pro-forma Financial Information as of January 1, 2009 on the company resulting from the merger.

4.	Special Report of the auditor of Grupo Ferrovial, S.A. and of Cintra Concesiones de Infraestructuras de Transporte, S.A., PriceWaterHouseCoopers Auditores, S.L. on the pro-forma Financial Information.

Madrid, on  September 24, 2009.

José María Pérez Tremps
Secretary Board Member of Grupo Ferrovial, S.A.

July 29th 2009

Board of Directors
GRUPO FERROVIAL, S.A.
Príncipe de Vergara 135
28002 Madrid, Spain

Dear Members of the Board,

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the ordinary shares of Grupo Ferrovial, S.A. (“Ferrovial” or the “Company”), concerning the exchange ratio stated in its joint merger project (the “Project” or the “Merger”) with Cintra, Concesiones de Infraestructuras de Transporte, S.A. (“Cintra”) (being Cintra the acquiring company) handed over by you and about which you expect to discuss and, if appropriate, approve it in the Board of Members that will be held on July 29th 2009. In the referred Project, the exchange ratio (the “Exchange Ratio”) offered to Ferrovial shareholders is of four (4) shares of Cintra, for each share of Ferrovial (or what is equivalent, one (1) share of Cintra for 0.25 (1/4) shares of Ferrovial).

To reach our opinion, we have held discussions with the management of Ferrovial and other of its representatives about the businesses, operations and projections of both companies. We have also carried out an analysis of the financial and business public information available of both Ferrovial and Cintra, as well as the projections and other data on the companies handed over by, or discussed with, Ferrovial’s management.

We have reviewed the financial terms of the Exchange Ratio in relation with, among others, the market share price and the historic and current trade volume of Ferrovial and Cintra shares, the past and projected profits, as well as other operational information of Ferrovial and Cintra. We have also conducted and run other analysis and simulations, apart from taking into account other information and other market, economic and financial data that we have considered appropriate to reach our opinion.

In giving this opinion, Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”) has applied generally accepted and usually applied valuation methods for this kind of analysis. We have relied upon the accuracy and completeness of all the financial information provided by Ferrovial, without assuming any liability for an independent verification, and on the accuracy of the public information obtained from usual reliable available databases or by any means checked by or discussed with Ferrovial, with no relevant aspects of the information of the Company being omitted or not provided to BBVA, making therefore BBVA no guarantee, either express or implied, as regards the veracity, accuracy, completeness, sufficiency or correctness of the information provided in relation to the opinion contained in this letter and, consequently, neither BBVA nor any of its subsidiaries or affiliates, directors, executives, members, consultants or employees shall assume any liability whatsoever for any type of loss or damage as may be derived, or in any other way arise, from the use of this document or its content if it is due to inaccuracies in the information provided by Ferrovial on a fraudulent or negligent basis. Regarding the

Translation for information purposes only. If there is any discrepancy or conflict between the Spanish version and its English translation, the Spanish version shall prevail.

financial projections, information and other Ferrovial data provided to us or somehow checked or discussed with us, the management of the Company has informed to us that those projections, other information and data were reasonably prepared with base on grounds that reflect the best estimations at the time and the best judgement of Ferrovial’s management about its current and future financial situation, the possible strategic implications of the Merger and the potential operational benefits of the Merger. We have not made nor have we been provided with an independent evaluation or valuation of the assets and liabilities (contingent or otherwise) of Ferrovial or Cintra. We have not carried out any in situ asset or property due diligence of either Company. Our opinion does not refer to the merits related to the Merger object of the Joint Merger Project compared with other corporate or business alternatives for Ferrovial / Cintra, or over the consequences of any other transaction that Ferrovial / Cintra could carry out.

Our opinion has been, necessarily, based on the information provided and on the economic, financial, market and other conditions existing as of the date hereof. Consequently, subsequent developments may affect the appropriateness hereof for the stated purposes, not assuming BBVA any obligation to update this document.

BBVA has prepared a valuation report for the only purpose of expressing the opinion contained herein, as stated in the mandate of February 11th 2009 (the “Mandate”). BBVA has received fees and expects to receive further fees as a consequence of the Mandate, as set out therein. Ferrovial has agreed to pay BBVA’s expenses, as well as BBVA’s advisors, and to indemnify BBVA for certain liabilities that could arise from our work according to the mentioned Mandate.

BBVA and its subsidiaries have provided services in the past and do currently provide to both Ferrovial and Cintra with services different to the ones related to the Merger, for which, BBVA has received, and expects to receive, further fees. On the other hand, in the ordinary course of its business, BBVA and other companies of its group have traded and may trade actively with securities related to both companies, or be shareholders of Ferrovial and/or Cintra, either on BBVA’s own account or on the benefit of third parties. Therefore, BBVA may have long or short positions on the mentioned securities. BBVA and its subsidiaries have done and may keep doing business with Ferrovial and Cintra and their own subsidiaries. Nevertheless, BBVA has at all time complied with and complies with its internal rules of conduct, which are reasonably designed in order to comply with all existing and applicable legal procedures so as to avoid any information flow between the Merger advisory team and any other working team within BBVA, all that in compliance with the applicable legal norms.

Our financial advice services and this opinion relate exclusively to the fairness or unfairness of the Exchange Ratio for the Merger and: (i) they are provided for the sole information and benefit of Ferrovial’s Board of Directors in evaluating the Merger (to which we have provided services in accordance to the above-mentioned Mandate) and not for the benefit of any shareholder, Cintra or any other person or legal entity other than Ferrovial’s Board of Directors, so it shall not give right to claim or obtain compensation to any of those persons and cannot be used with other purposes, and (ii) they shall not be deemed to constitute a recommendation to any shareholder of Ferrovial or Cintra in order to accept or reject the Merger, or how to vote or act in any topic related with the Merger.

Translation for information purposes only. If there is any discrepancy or conflict between the Spanish version and its English translation, the Spanish version shall prevail.

Our opinion may not be published, used or otherwise quoted, nor may BBVA be publicly mentioned without BBVA’s prior written consent, not to be unreasonably withheld (the Company requesting BBVA’s consent by indicating the third party to whom the contents herein are to be disclosed and the reason therefore). It is incumbent upon the Company to bring to the attention of any third party recipient the stipulations in points (i) and (ii) above. Notwithstanding the aforementioned, Ferrovial’s Board of Directors may reproduce the content of this opinion in its report pursuant to art.237, Spanish Companies Act (Ley de Sociedades Anónimas), or to art.33, Law 3/2009 (Ley de Modificaciones Estructurales). In such case, the Board of Directors shall indicate in its report that this opinion and its contents are subject to the stipulations in points (i) and (ii) above.

For the above mentioned reasons, and in light of our experience as investment bankers, the work we have carried out as set out in this letter, as well as other factors we deem relevant, we believe that, as of the date of this opinion, the Exchange Ratio is, from a financial point of view, fair for Ferrovial’s shareholders.

Very truly yours,

Francisco Javier Fernández de Trocóniz Núñez
Managing Director
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

Translation for information purposes only. If there is any discrepancy or conflict between the Spanish version and its English translation, the Spanish version shall prevail.

29 de Julio de 2009

Al Consejo de Administración de
GRUPO FERROVIAL, S.A.
Príncipe de Vergara número 135
28002 Madrid, España

Sres. miembros del Consejo de Administración:

Han recabado Uds. nuestra opinión sobre la adecuación (“fairness”), desde un punto de vista financiero, para los titulares de acciones ordinarias de Grupo Ferrovial, S.A. (“Ferrovial” o la “Compañía”) de la ecuación de canje recogida en el borrador de proyecto de fusión (el “Proyecto de Fusión” y la “Fusión”) con la sociedad Cintra, Concesiones de Infraestructuras de Transporte, S.A. (“Cintra”) (siendo Cintra la sociedad absorbente) del que nos han hecho entrega y sobre el que se proponen deliberar y, en su caso, aprobar en la sesión del Consejo de Administración de la Compañía cuya celebración esta prevista para el 29 de Julio de 2009. En dicho Proyecto de fusión, la ecuación de canje ofrecida a los titulares de acciones de Ferrovial (la “Ecuación de Canje”) es de 4 acciones de Cintra por cada acción de Ferrovial (o lo que es equivalente, 0,25 acciones de Ferrovial por cada una de Cintra).

Para llegar a esta opinión, hemos mantenido conversaciones con directivos y otros representantes de Ferrovial sobre el negocio, las operaciones y previsiones de ambas compañías. A su vez, hemos examinado información publica disponible tanto de negocio como de carácter financiero relativa tanto a Ferrovial como a Cintra, así como ciertas previsiones financieras y otros datos e información relativa a ambas compañías que nos fueron suministrados o bien fueron comentados con nosotros por la dirección de Ferrovial.

Hemos revisado los términos financieros de la ecuación de Canje en relación a, entre otras cosas, el valor de mercado y el volumen de contratación de mercado actual e histórico de los valores de Ferrovial y de Cintra, los beneficios históricos y los previstos, además de otros datos operativos de Ferrovial y de Cintra. Por otra parte, también hemos realizado otros análisis y simulaciones, además de haber considerado otra información y otros criterios de mercado, económicos y financieros que hemos entendido adecuados para llegar a nuestra opinión.

Para emitir nuestra opinión, Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”) ha utilizado métodos de valoración generalmente aceptados y comúnmente utilizados para este tipo de análisis. Nos hemos basado y hemos confiado, sin asumir responsabilidad alguna de verificación independiente, en la exactitud y el carácter completo de toda la información financiera que Ferrovial nos ha suministrado, y en la exactitud de los datos disponibles públicamente en fuentes fiables habitualmente empleadas, o de otro modo revisados o comentados con nosotros por Ferrovial y en que ningún aspecto significativo de la información de dicha Compañía ha sido omitido o no se nos haya proporcionado, por lo que BBVA no formula ningún tipo de manifestación o garantía, expresa o tácita, sobre la veracidad, exactitud, exhaustividad, suficiencia o corrección de la información proporcionada a efectos de la opinión contenida en el presente documento y, en consecuencia, ni BBVA ni ninguna de las sociedades filiales o asociadas, administradores, miembros, directivos, asesores o empleados contraerán ninguna responsabilidad de ningún tipo derivada de cualquier pérdida o reclamación que se derive de cualquier uso de este documento o de su contenido o que, de otro modo, surja en relación con el mismo a raíz de inexactitudes por dolo o negligencia de Ferrovial en la información suministrada. Respecto a las previsiones financieras, información y otros datos relativos a Ferrovial suministrados o, de otro modo revisados o comentados con nosotros, la dirección de ésta nos ha informado que dichas previsiones, demás información y datos fueron razonablemente preparados con base a fundamentos que reflejan las mejores estimaciones disponibles en el momento y el mejor juicio de la dirección de Ferrovial sobre su situación financiera actual y futura, las implicaciones estratégicas posibles de la Fusión y los beneficios operativos previsiblemente resultantes de la misma. No hemos realizado, ni se nos ha proporcionado, una evaluación o valoración independiente de los activos ni de los pasivos (contingentes o de otro tipo) de Ferrovial ni de Cintra, así como tampoco hemos llevado a cabo una inspección in situ de las propiedades o activos de ambas compañías. Nuestra opinión no va referida a los méritos relativos de operación de Fusión de la que es objeto el Proyecto de Fusión en comparación con cualquier estrategia alternativa de negocio por parte de Ferrovial/Cintra, diferente a la desarrollada en la actualidad, o sobre los efectos de cualquier otra operación que Ferrovial/Cintra pudiera acometer.

Nuestra opinión está necesariamente basada en la información que se nos ha puesto a disposición, y en las condiciones financieras, bursátiles y de otro tipo existentes a fecha de hoy. En consecuencia, hemos de precisar que pueden darse factores posteriores a la fecha del presente documento que puedan afectar a la opinión aquí contenida, sin asumir BBVA ningún compromiso de actualización de la misma.

BBVA ha elaborado un informe de valoración para la exclusiva provisión de la presente opinión, de conformidad con el encargo recibido de la Compañía en virtud de un contrato de mandato suscrito en fecha 11 de febrero de 2009 (el “Mandato”). Hemos recibido honorarios y esperamos recibir honorarios adicionales derivados de dicho encargo, siendo la remuneración la indicada en el correspondiente Mandato. Ferrovial ha acordado satisfacer nuestros gastos, así como los de nuestros asesores, e indemnizarnos frente a determinadas responsabilidades que pudieran derivarse de nuestro trabajo en los términos establecidos en el citado Mandato.

Tanto BBVA, como otras sociedades pertenecientes a nuestro mismo grupo, han prestado en el pasado, y prestamos en la actualidad tanto a Ferrovial como a Cintra servicios no relacionados con la Fusión, por los cuales, tanto nosotros como las sociedades de nuestro grupo, hemos recibido y esperamos recibir la correspondiente remuneración. Por otra parte, en el curso ordinario de nuestros negocios, nosotros y las sociedades pertenecientes a nuestro mismo grupo, hemos negociado y podemos negociar activamente o ser titulares de valores de Ferrovial o de Cintra, por cuenta propia o por cuenta de nuestros clientes y, en consecuencia, podemos en cualquier momento mantener posiciones a largo o a corto plazo en dichos valores. En suma, nosotros y nuestras sociedades (BBVA y sus sociedades/filiales) hemos mantenido y podemos seguir manteniendo relaciones de negocio tanto con Ferrovial como con Cintra, y sociedades de sus respectivos grupos. En todo caso, BBVA tiene y hace cumplir políticas y procedimientos escritos razonablemente diseñados para prevenir la circulación de flujos de información entre el equipo asesor que

2

trabaja para la Fusión y los restantes equipos trabajando en otras áreas de negocio, todo ello de conformidad con la normativa legal aplicable y vigente en la actualidad.

Nuestros servicios de asesoramiento financiero y la opinión aquí expresada se circunscriben exclusivamente a la idoneidad o no de la Ecuación de Canje para la Fusión y (i) se proporcionan única y exclusivamente en beneficio y para información del Consejo de Administración de Ferrovial en su evaluación de la Fusión (con el que hemos mantenido una relación de prestación de servicios de conformidad con el Mandato antes referido), y no en representación de ningún accionista de la Compañía, de Cintra ni de persona distinta del citado Consejo de Administración, por lo que no conferirá derecho de reclamación ni compensación a ninguna de tales personas ni podrá utilizarse con otros objetos, y (ii) no pretenden ser ni constituir recomendación alguna para ningún accionista de Ferrovial o de Cintra sobre si debiera aceptar o rechazar la Fusión, o como votar o actuar en cualquier aspecto relacionado con la misma.

Nuestra opinión no podrá ser publicada, utilizada ni citada de ninguna otra manera, ni podrá hacerse mención publica a BBVA, sin nuestro consentimiento previa por escrito, que no podrá ser irrazonablemente denegado (previa petición al efecto de la Compañía, indicando el tercero al que se facilitará el contenido de la presente y el motivo de ello). En todo caso, la Compañía deberá indicar de manera fehaciente que esta opinión y el contenido de la misma se encuentran sujetos a lo indicado en las letras (i) y (ii) del párrafo anterior. No obstante lo anterior, el Consejo de Administración de Ferrovial podrá recoger el contenido de la presente opinión en el informe que ha de efectuar dicho Consejo de conformidad con lo previsto en el art. 237 de la Ley de Sociedades Anónimas (o, de ser aplicable, el art. 33 de la Ley 3/2009 de Modificaciones Estructurales), indicando también que, en todo caso, esta opinión y el contenido de la misma se encuentra sujeto a lo indicado en las letras (i) y (ii) del párrafo anterior.

Sobre la base de todo lo anterior, y teniendo en cuenta nuestra experiencia como banqueros de inversión, nuestro trabajo tal y como ha sido descrito anteriormente, y otros factores que consideramos relevantes, consideramos que, a día de hoy, la Ecuación de Canje de la Fusión es, desde un punto de vista financiero, adecuada (“fair”) para los accionistas de Ferrovial.

Atentamente,

/s/ Francisco Javier Fernández de Trocóniz Nuñez
Francisco Javier Fernández de Trocóniz Nuñez
Managing Director
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

3

Merrill Lynch Capital Markets España, S.A., S.V. Edificio Torre Picasso, pl. 40 Plaza Pablo Ruiz Picasso, 1 28020 Madrid Tel. 34 91 514 30 00 Fax 34 91 514 30 01

Board of Directors
Cintra Concesiones de Infraestructuras de Transporte, S.A.
Plaza de Manuel Gómez Moreno, 2
Edificio Alfredo Mahou
28020 Madrid
30th July, 2009

Members of the Board of Directors:

Private & Confidential

We understanding that Cintra Concesiones de Infraestructuras de Transporte, S.A. (“Cintra” or the “Company”) and GRUPO Ferrovial, S.A. (“Ferrovial”) propose to enter into a transaction pursuant to which Ferrovial will be merged with the Company (the “Merger”) and where each outstanding ordinary share of Ferrovial, par value €1.00 per share (the “Ferrovial Shares”) will be exchanged for 4 ordinary shares (the “Exchange Ratio”) of the Company, par value €0.20 per share (the “Company Shares”).

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than Ferrovial and its affiliates.

In arriving at the opinion set out below, we have, among other things:

1.	Reviewed certain publicly available business and financial information relating to the Company and Ferrovial that we deemed to be relevant;

2.
Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and Ferrovial, as well as the amount and timing of the cost savings and related expenses, expected to result from the Merger (the “Expected Synergies”) furnished to us by the Company;

3.
Conducted discussions with members of senior management of the Company and Ferrovial concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

4.	Reviewed the market prices and valuation multiples for the Company Shares and Ferrovial Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

5.	Reviewed the results of operations of the Company and Ferrovial and compared them with those of certain publicly traded companies that we deemed to be relevant;

6.	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

Reg. Merc. Madrid, tomo 11062, gral., sección 8ª, Libro de Sociedades, folio 121, hoja n° M-174376., Inscripción 1°. – C.I.F. A81/479586
Inscrita en el Registro de Sociedades de Valores de la Comisión Nacional del Mercado de Valores con el n° 161. (SOCIEDAD UNIPERSONAL)

7.
Reviewed a draft dated 27th of July, 2009 of the merger project (“proyecto de fusión”) to be issued by the Board of Directors of the Company and Ferrovial in connection with the Merger (the “Merger Project”); and

8.	Reviewed such other financial studies and analyses and taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions; and

9.	We have not reviewed Ferrovial’s results in the first half of 2009, which are scheduled to be published on the date hereof at a time subsequent to delivery of this opinion.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility or liability for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Ferrovial or been furnished with any such evaluation or appraisal  nor have we evaluated the solvency or fair value of the Company or Ferrovial under any laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Ferrovial. With respect to the financial forecast information and the Expected Synergies furnished to or discussion with us by the Company or Ferrovial, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or Ferrovial’s management as to the expected future financial performance of the Company or Ferrovial, as the case may be, and the Expected Synergies. We have also assumed that the final form of the Merger Project will be substantially similar to the last draft reviewed by us and that the Merger will be consummated on the terms set out in that draft of the Merger Project.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date of this letter. Subsequent developments may affect this opinion, which we are under no obligation to update, revise or reaffirm. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the Company or Ferrovial or on the contemplated benefits of the Merger.

In connection with the preparation of this opinion, we have not been authorised by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. In addition, we have not participated in negotiations on the financial terms or other terms of the Merger with representatives of Ferrovial. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Accordingly, no opinion is expressed whether any alternative transaction might be more beneficial to the Company and/or its shareholders.

We are acting as financial adviser to the Company in connection with the Merger and will receive a fee from the Company for our services. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. We and our affiliates have, in the past, provided financial advisory and financing services to the Company and/or Ferrovial and/or their affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business and subject to appropriate procedures, we and our affiliates may actively trade in Company shares and other securities of the Company, as well as in Ferrovial shares and other securities of Ferrovial, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is solely for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger and shall not be used for any other purpose. This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, shareholder or other holder of securities, rights or instruments issued by or giving the right to acquire or subscribe for shares of the Company, Ferrovial or any other party. This opinion shall not, in whole or in part, be disclosed, reproduced, disseminated, quoted, summarised or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch Capital Markets España S.A., S.V. or any of its affiliates be made by the Company or any of its affiliates, without the prior writing consent of Merrill Lynch Capital Markets España S.A., S.V., except that (i) a complete copy of this letter may be attached to the final form of the Merger Project and/or disclosed to the Company’s shareholders at any time prior to the general shareholders meeting which is to resolve on the approval of the Merger, or whenever such disclosure is required by any regulatory authority (including, but not limited to, the Comisión Nacional del Mercado de Valores); and (b) references to this opinion which are not a complete copy of this letter may also be included in the Merger Project, in the report to be issued by the Board of Directors of the Company on the Merger Project and/or in any disclosure, document or communication addressed or made available to shareholders of the Company in connection with the Merger, subject to our prior written approval, which shall not be unreasonably denied or withheld (provided that such prior approval shall not be required for the purposes of the Company making references, in any legal documentation relating to the Merger, to the fact that “Merrill Lynch, as financial adviser to the Company, has issued a fairness opinion” and that “according thereto the exchange ratio proposed in the Merger is fair from a financial point of view to the shareholders of the Company, other than Ferrovial and its affiliates”).

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any sharehoder as to how such shareholder should vote on the proposed Merger or any matter related to it. We are not expressing any opinion as to the prices at which the shares of the Company or the shares of Ferrovial will trade at any time following the announcement or consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinon that, as of the date of this letter, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than Ferrovial and its affiliates.

Cintra, Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

Merger of Cintra, Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A.

Pro forma financial information on the company that will result from the merger of Cintra, Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A.

Board of Directors of Cintra, Concesiones de Infraestructuras de Transporte, 15 September 2009.

Cintra, Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

PROFORMA BALANCE SHEET AS AT 31 DECEMBER 2008		3
PRO FORMA PROFIT AND LOSS ACCOUNT AS AT 31 DECEMBER 2008		4
1	INTRODUCTION
	1.1. JUSTIFICATION OF THE MERGER	5
	1.2. DESCRIPTION OF THE TRANSACTION	6
	1.3. ACCOUNTING EFFECTS	6
	1.4. PURPOSE OF THE PROFORMA FINANCIAL INFORMATION	7
	1.5. OTHER ASPECTS	7
2	BASIS AND SOURCES USED TO PREPARE THE PROFORMA FINANCIAL INFORMATION	7
	2.1. BASIS AND SOURCES OF THE PROFORMA FINANCIAL INFORMATION	7
	2.2. ASSUMPTIONS CONSIDERED	9
3	PRO FORMA BALANCE SHEET AS AT 30 APRIL 2009	10
4	SUBSEQUENT EVENTS AND OTHER SIGNIFICANT INFORMATION	11

Pro forma balance sheet as at 31 December 2008 (€000)

	NOTE	Grupo Ferrovial	Ferrovial Infraestructuras	Aeropuerto de Belfast	Lernamara	Marjeshvan	Aggregate	Adjustments	Entity resulting from simplified merger	Cintra	Aggregate	Adjustments	Entity resulting from inverse merger
NON CURRENT ASSETS		3,731,720	4,955,784	10,906	373,889	206,161	9,278,460	-2,221,066	7,057,394	1,118,068	8,175,463	-1,642,958	6,532,505
Intangible assets		0	0	0	0	0	0	0	0	5	5	0	5
Property, plant and equipment		11,173	1	0	0	0	11,174	0	11,174	1,903	13,077	0	13,077
Investments in Group entities and associates	2.1.a, 2.1.c, 2.1.d	3,646,167	4,682,712	0	357,271	206,161	8,892,311	-2,200,108	6,692,203	1,100,624	7,792,827	-1,642,958	6,149,870
L/T financial investments		220	0	0	0	0	220	0	220	2,227	2,447	0	2,447
Deferred tax assets		74,160	273,071	10,906	16,618	0	374,755	-20,958	353,797	13,309	367,106	0	367,106
CURRENT ASSETS		1,489,920	121,675	44,245	175,927	1	1,831,768	-248,539	1,583,229	1,589,383	3,172,612	-2,846	3,169,766
Assets classified as held for sale		0	0	0	0	0	0	0	0	367,480	367,480	0	367,480
Inventories		808	0	0	0	0	808	0	808	0	808	0	808
Receivables	2.1.c	122,718	12,760	417	10	1	135,906	0	135,906	20,290	156,196	-2,846	153,350
S/T investments in Group entities and associates	2.1.c	1,281,637	62,674	43,649	175,859	0	1,563,819	-248,539	1,315,280	804,453	2,119,733	0	2,119,733
L/T financial investments		81,330	415	0	0	0	81,745	0	81,745	4,842	86,587	0	86,587
S/T prepayments and accruals		881	0	0	0	0	881	0	881	118	999	0	999
Cash and cash equivalents		2,546	45,826	179	58	0	48,609	0	48,609	392,200	440,809	0	440,809
TOTAL ASSETS		5,221,640	5,077,459	55,151	549,816	206,162	11,110,228	-2,469,605	8,640,623	2,707,451	11,348,074	-1,645,803	9,702,271
EQUITY	2.1.a - e	2,285,373	2,171,572	27,443	-24,118	-7,051	4,453,219	-950,399	3,502,820	2,039,948	5,542,768	-1,640,354	3,902,414
Shareholders' equity		2,275,985	2,221,110	27,443	-24,118	-4,937	4,495,483	-950,399	3,545,084	2,039,022	5,584,106	-1,640,354	3,943,752
Capital		140,265	878,041	60	3	3	1,018,372	-878,107	140,265	113,706	253,971	-107,268	146,702
Share premium		193,192	822,106	0	0	0	1,015,298	-822,106	193,192	1,202,174	1,395,366	-193,192	1,202,174
Share premium - merger		0	0	0	0	0	0	1,099,950	1,099,950	0	1,099,950	528,718	1,628,668
Reserves		1,954,534	473,363	0	24,508	0	2,452,405	-497,871	1,954,534	724,423	2,678,957	-2,022,995	655,962
Merger reserve		0	0	0	0	0	0	51,652	51,652	0	51,652	-9,388	42,264
Treasury shares		-52,197	0	0	0	0	-52,197	-7,284	-59,481	-68,461	-127,942	127,942	0
Carryforwards		0	0	-9,507	-37,674	0	-47,181	47,181	0	0	0	0	0
Operating results		109,698	47,600	92,446	-10,955	-4,940	233,849	630	234,479	63,821	298,300	-33,677	264,623
Interim dividend		-69,507	0	-55,556	0	0	-125,063	55,556	-69,507	0	-69,507	69,507	0
Other equity instruments		0	0	0	0	0	0	0	0	3,359	3,359	0	3,359
Value change adjustments		9,388	-49,538	0	0	-2,114	-42,264	0	-42,264	926	-41,338	0	-41,338
Hedge transactions		9,388	-49,538	0	0	-2,114	-42,264	0	-42,264	926	-41,338	0	-41,338
CURRENT LIABILITIES		1,141,900	2,793,791	27,610	392,641	213,210	4,569,152	-1,299,516	3,269,636	136,334	3,405,970	-2,604	3,403,366
LT provisions		102,658	0	0	0	0	102,658	0	102,658	0	102,658	0	102,658
LT receivables		851,554	1,654,009	0	0	123,186	2,628,749	0	2,628,749	26,699	2,655,448	0	2,655,448
LT receivables from Group entities and associates	2.1.c, 2.1. d	115,780	929,027	27,610	370,490	90,024	1,532,931	-1,299,516	233,415	0	233,415	-2,604	230,811
Deferred tax liabilities		71,908	210,755	0	22,151	0	304,814	0	304,814	109,635	414,449	0	414,449
CURRENT LIABILITIES		1,794,367	112,096	98	181,293	3	2,087,857	-219,689	1,868,168	531,169	2,399,337	-2,846	2,396,491
ST provisions		553	0	0	0	0	553	0	553	0	553	0	553
ST receivables		362,819	1	0	0	0	362,820	0	362,820	146	362,966	0	362,966
ST receivables from Group entities and associates	2.1.c	1,388,181	111,309	0	181,293	3	1,680,786	-219,689	1,461,097	516,340	1,977,437	-2,846	1,974,591
Trade and other accounts payable		42,803	786	15	0	0	43,604	0	43,604	14,681	58,285	0	58,285
S/T prepayments and accruals		11	0	83	0	0	94	0	94	2	96	0	96
TOTAL LIABILITIES AND EQUITY		5,221,640	5,077,459	55,151	549,816	206,162	11,110,228	-2,469,605	8,640,623	2,707,451	11,348,074	-1,645,803	9,702,271

Profit and loss account as at 31 December 2008 (€000)

	NOTE	Grupo Ferrovial	Ferrovial Infraestructuras	Aeropuerto de Belfast	Lernamara	Marjeshvan	Aggregate	Adjustments	Entity resulting from simplified merger	Cintra	Aggregate	Adjustments	Entity resulting from inverse merger
Sales	2.1.c	72,363	6,439	200	0	0	79,003	(489)	78,514	30,579	109,093	(6,918)	102,174
Sales		1,666	0	0	0	0	1,666	0	1,666	0	1,666	0	1,666
Services rendered		70,697	6,439	200	0	0	77,337	(489)	76,848	30,579	107,427	(6,918)	100,508
Change in inventories		0	0	0	0	0	0	0	0	0	0	0	0
Own work capitalised		118	0	0	0	0	118	0	118	0	118	0	118
Supplies		1,755	0	0	0	0	1,755	0	1,755	0	1,756	0	1,756
Raw materials and consumables		1,461	0	0	0	0	1,461	0	1,461	0	1,461	0	1,461
Work performed by other companies		295	0	0	0	0	295	0	295	0	295	0	295
Other operating revenue		31	0	0	0	0	31	0	31	878	909	0	909
Accessory and other income		0	0	0	0	0	0	0	0	861	861	0	861
Capital grants transferred to income statement		31	0	0	0	0	31	0	31	17	48	0	48
Staff expenses		62,024	1	0	0	0	62,026	0	62,026	19,459	81,485	0	81,485
Wages, salaries and similar remuneration		40,279	1	0	0	0	40,280	0	40,280	17,669	57,949	0	57,949
Staff welfare expenses		3,402	0	0	0	0	3,402	0	3,402	1,790	5,192	0	5,192
Provisions		18,344	0	0	0	0	18,344	0	18,344	0	18,344	0	18,344
Other operating expenses		44,951	6,654	215	6	6	51,832	(489)	51,343	31,738	83,081	(6,918)	76,162
External services	2.1.c	44,657	6,653	215	6	6	51,537	(489)	51,047	31,661	82,708	(6,918)	75,790
Taxes		265	1	0	0	0	265	0	265	39	304	0	304
Other expenses		102	0	0	0	0	102	0	102	0	102	0	102
Impairment losses and change in provisions		(72)	0	0	0	0	(72)	0	(72)	38	(34)	0	(34)
Amortisation provisions		2,342	1	0	0	0	2,343	0	2,343	277	2,619	0	2,619
OPERATING RESULTS		(38,560)	(217)	(15)	(6)	(6)	(38,804)	0	(38,804)	(20,016)	(58,820)	0	(58,820)
Financial income		531,099	133,924	2,278	4,518	45	671,865	(77,528)	594,337	97,831	692,168	(34,296)	657,872
Shares in equity instruments		431,980	121,788	2,278	0	0	556,047	(48,272)	507,775	67,846	575,621	(33,677)	541,944
Group companies	2.1.b	431,980	121,788	1,809	0	0	555,578	(48,272)	507,306	67,846	575,152	(33,677)	541,474
Non-group companies		0	0	469	0	0	469	0	469	0	469	0	469
Marketable securities and other financial instruments		99,119	12,136	0	4,518	45	115,818	(29,256)	86,562	29,985	116,547	(618)	115,929
Group companies	2.1.c	84,438	1,935	0	4,477	0	90,849	(29,256)	61,593	15,562	77,155	(618)	76,536
Non-group companies		14,681	10,201	0	42	45	24,969	0	24,969	14,424	39,392	0	39,392
Finance costs		131,058	130,470	39,061	21,079	4,980	326,649	(29,256)	297,393	21,366	318,759	(618)	318,141
Debts with group companies and associates		69,682	9,654	36,375	21,079	2,081	138,871	(29,256)	109,615	19,130	128,745	(618)	128,127
Debts with third parties		61,376	120,816	2,687	0	2,899	187,778	0	187,778	2,236	190,014	0	190,014
Restatement of provisions		0	0	0	0	0	0	0	0	0	0	0	0
Change in fair value of financial instruments		7,501	0	0	0	0	7,501	0	7,501	0	7,501	0	7,501
Exchange differences		(13,650)	15,105	(757)	(2)	0	697	0	697	1,676	2,372	0	2,372
Impairment and losses on disposal of financial
instruments		(366,243)	0	118,736	0	0	(247,506)	69,860	(177,646)	(26,376)	(204,022)	0	(204,022)
Impairment and losses		(324,660)	0	(0)	0	0	(324,660)	0	(324,660)	0	(324,660)	0	(324,660)
Gain (loss) on disposals	2.1.d	(41,583)	0	118,737	0	0	77,154	69,860	147,013	(26,376)	120,637	0	120,637
FINANCIAL RESULTS		12,648	18,559	81,197	(16,563)	(4,935)	90,906	21,588	112,494	51,764	164,258	(33,677)	130,581

Before-tax profit (loss)		(25,913)	18,343	81,182	(16,569)	(4,940)	52,102	21,588	73,690	31,748	105,438	(33,677)	71,761
Income tax	2.1.d	135,611	29,257	11,265	5,614	0	181,747	(20,958)	160,789	15,459	176,248	0	176,248

Profit (loss) for the year from continuing operations		109,698	47,600	92,446	(10,955)	(4,940)	233,849	630	234,479	47,207	281,686	(33,677)	248,009
Profit (loss) from discontinued operations		0	0	0	0	0	0	0	0	16,614	16,614	0	16,614

Results for the year		109,698	47,600	92,446	(10,955)	(4,940)	233,849	630	234,479	63,821	298,300	(33,677)	264,623

Explanatory notes to the pro forma financial 0;information
Cintra, Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

1      Introduction

The Board of Directors of Cintra, Concesiones de Infraestructuras de Transporte, S.A. (hereinafter “Cintra”) and Grupo Ferrovial S.A. (hereinafter “Ferrovial”) unanimously approved a Merger Plan for the two companies on 29 and 28 July 2009, respectively. The agreed share exchange rate is four (4) Cintra shares with a par value of twenty cents each (0.20€) for one Ferrovial share with a par value of one euro (1€) each.

1.1.  Justification of the Merger

The Boards of Directors of Cintra and Ferrovial have decided to propose the integration of the two companies through a merger in order to create a comprehensive infrastructure management entity. This integration will make it possible to consolidate all promotional and developmental aspects of the group’s management and will lead to a more efficient assignment of financial resources to the different lines of business in order to maximise the return. The entity resulting from the merger will also constitute the leading investment option on the securities market in the infrastructure sector.

In order to thoroughly understand this initiative, it should be noted that in recent years both Cintra and Ferrovial have taken certain strategic decisions and there have been significant changes in the market situation which have caused the positioning of both companies to change substantially. The most notable of these circumstances are outlined below:

(a)  Both companies have made a decisive commitment to play a leading role in the international infrastructure market. One of the strategic identifying features of the Ferrovial Group as a whole is that it offers comprehensive infrastructure and service management. The Group believes that the best way to operate in the market is to take advantage of the competitive strength it draws from having the necessary capabilities to deal with the different stages in the infrastructure life cycle: development, financing, construction, operation, maintenance and conservation.

(b)  It must also be considered that when, Cintra’s shares were listed on the market following an initial public offering private infrastructure development was an economic activity with scarce visibility in the capitals markets, with a small number of competitors and an environment characterised by high liquidity and the low cost of money. All of these circumstances, which were behind the decision for Cintra to go public, have changed drastically. The private infrastructure development and management sector is now well represented in the market and the number of competitors has increased. Moreover, financial markets have changed drastically, going from a situation of high liquidity and cheap credit to one of significant contraction in 2008, a determining factor in a sector where financial resources are critical. The opportunities for obtaining external financing are currently limited, making internal financing more important than ever.

In this new context, both companies have reached the conclusion that the infrastructure business can be better and more efficiently managed if both Cintra and the rest of the Ferrovial Group companies operating in identical and complementary lines of business in this market working under same shareholder base. The fully integrated management of these capabilities at this time is, in the opinion of the Board of Directors of both companies, the best way to respond to the changes that are taking place and the one that will lead to significant improvements in the administration of the new group.

The improvements pursued by the integration of Cintra and Ferrovial will materialize primarily in the operating area (with the coordination of infrastructure development, construction and management activities); management of financial resources by optimising the handling of cash flows; access to capitals markets; corporate governance of companies; fiscal efficiency; and economic efficiency (cost saving).

Explanatory notes to the pro forma financial&# 160;information
Cintra, Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

1.2   Description of the transaction

The merger of Cintra’s and Ferrovial’s businesses will be carried out according to the terms set out in articles 22 et al of the Structural Modifications Act. Specifically, the planned merger would be carried out by means of the absorption of Ferrovial (absorbed company) by Cintra (absorbing company), dissolving the absorbed company without liquidation and transferring all of the assets and liabilities of the former to the latter, which will acquire all of the rights and obligations of the former through universal succession.

As a consequence of the merger, Ferrovial shareholders will receive Cintra shares. The merger swap rate, which has been determined based on the real value of the equity of Cintra y Ferrovial, will be as follows, without any complementary cash compensation: four (4) Cintra shares with a par value of twenty cents each (0.20€) for each Ferrovial share with a par value of one euro (1€) each. This swap rate is based on the value of the equity of Cintra and Ferrovial.

The chosen structure is that of the “inverse” merger which is characterised by the subsidiary absorbing the parent. The choice of a inverse merger rather than a direct merger is based on the fact that from a legal-material and financial point of view, it makes no difference whether the merger is carried out in one direction or the other. In both cases, the resulting company will combine the equity of Cintra and Ferrovial in absolutely equivalent terms. The reasons behind this choice are technical in nature and have to do with simplifying the formalities of the operation. A “inverse merger” will facilitate the authorisation process and the notices that will be needed to be sent regarding the contracts and concessions in which the companies are participants. In addition, it will simplify certain regulatory matters in foreign jurisdictions, reducing the cost and shortening the amount of time needed to execute the transaction. The name of the absorbing company (Cintra) will be changed to that of the absorbed company “Ferrovial”.

In addition, as an indispensable preliminary step in the planned merger process, on 28 July the respective Boards of Directors of the subsidiary companies approved the merger by absorption of Ferrovial Infraestructuras, S.A. (hereinafter, “Ferrovial Infraestructuras”), Aeropuerto de Belfast, S.A. (hereinafter, “Aeropuerto de Belfast”), Marjeshvan, S.L. (hereinafter, “Marjeshvan”) and Lernamara, S.L. (hereinafter, “Lernamara”) by Grupo Ferrovial, S.A. All of these companies are wholly-owned by the latter, either directly or indirectly. Consequently, the special procedure described in article 49.1 LME applies to the simplified merger and the shares of the absorbed companies will not need to be swapped for Ferrovial shares. The transaction must be approved by Cintra’s General Shareholders Meeting, which must decide on the merger.

Finally, Cintra also plans to “affiliate” its equity – which basically consists of the stakes held in the concession-holding companies through which it operates its infrastructure concession business – being segregated and transferred to a wholly-owned vehicle company known as Cintra Infraestructuras, S.A.U. (hereinafter, “Cintra Infraestructuras”). A detailed description of this operation can be found in Note 4.

1.3.  Accounting effects.

As far as both the “simplified merger” and the “inverse merger” between Cintra, Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial. S.A. are concerned, starting on 1 January 2009 the transactions of the absorbed companies will be considered to have been carried out by the absorbing company for accounting purposes, contingent upon the fulfillment of certain suspensive conditions which include:

-	Execution of the corresponding merger deeds.
-	Notification and obtainment of administrative authorisations and registry filings.
-	Cancellation of the pledge of Cintra’s shares currently held by Grupo Ferrovial S.A., as indicated in Note 4.3.

The merger plans will be submitted to the General Shareholders Meetings of the companies involved for their approval.

Explanatory notes to the pro forma financial&# 160;information
Cintra, Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

The planned “affiliation” Cintra’s assets will be effective as from 30 June 2009, as indicated in Note 4.

1.4.  Purpose of the pro forma financial information

The pro forma financial information referred to in these explanatory notes has been prepared for the purpose of illustrating the result of the merger by absorption of Ferrovial by Cintra, based on the following principles:

-the pro forma balance sheet, as though the merger had taken place on 31 December 2008.
-the pro forma income statement, as though the transaction had taken place on 1 January 2008 (so that the 2008 fiscal year results would have been realised by the company resulting from the merger).

The criteria and assumptions used to prepare this financial information are explained in Note 2.

1.5.  Other aspects

In order to carry out the swap of Ferrovial’s shares according to the swap ratio described above, Cintra will increase its capital by issuing up to five hundred fifty-six million, fifty-seven thousand four hundred seventy-six (556,057,476) shares with a par value twenty cents (€0.20) each, all in the same class and series as Cintra’s shares and represented by account entries.

The maximum amount of the capital increase by Cintra according to the established swap ratio may be reduced by delivering Cintra treasury shares to Ferrovial shareholders, including the Cintra shares owned by Ferrovial at the time of the merger which, as a consequence of the merger, would become part of Cintra’s equity. In this regard, it should be made known that Ferrovial is the indirect owner, through the subsidiaries Ferrovial Infraestructuras and Marjeshvan, of 352,659,211 and 27,570,143 Cintra shares representing 62.03% and 4.85% of its share capital, respectively. These shares, once the simplified merger has been verified as described below, will become part of Ferrovial’s equity that is transferred to Cintra.

The difference between the net carrying value of Ferrovial’s equity, less the carrying value at which Ferrovial has registered its stake in Cintra, and the par value of the new shares issued by Cintra is considered the share premium. Both the par value of the shares and the share premium will be fully paid when Ferrovial’s equity is transferred to Cintra, which shall acquire all of Ferrovial’s rights and obligations by universal succession.

The accounting impact of this capital increase is described in Note 2.1.e)

2.     Basis and sources used to prepare the pro forma financial information.

2.1   Basis and sources of the pro forma financial information.

The pro forma financial information presented herein, expressed in thousands of euros, was prepared from the individual balance sheet and profit and loss account contained in the individual 2008 annual accounts of each one of the companies participating in the merger described above. As explained in the annual accounts, they are prepared according to the General Accounting Plan approved by Royal Decree 1.514/2007 applicable at the time of preparation and according to generally-accepted accounting standards and principles.

The individual annual accounts of Cintra, Ferrovial, Ferrovial Infraestructuras and Marjeshvan were audited and the auditor’s opinions were not qualified. The annual accounts of Lernamara and Aeropuerto de Belfast,

Explanatory notes to the pro forma financial&# 160;information
Cintra, Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

which were not audited and do not have a significant impact on the consolidated annual accounts since most of their balances are eliminated in the consolidation process.

The balance sheet and income statement of the company resulting from the simplified merger were obtained by adding together the individual balance sheets and income statements, to which the following adjustments were made:

-
2.1. a) Elimination of the Grupo Ferrovial’s stake (and the corresponding measurement corrections, where necessary) in the absorbed companies in the amount of €999,301k as of December 2008 in the simplified merger, corresponding primarily to the interest held by Grupo Ferrovial S.A. in Ferrovial Infraestructuras S.A., (same amount at April 2009); and €1,640,354k at December 2008 in the inverse merger (corresponding to the interest held by Marjeshvan and Ferrovial Infraestructuras in Cintra) (€1,641,608k at April 2009).

-	2.1. b) Elimination of the complementary and interim dividends distributed by the absorbed companies.

-	2.1. c) Elimination of the commercial and financial balances and transactions between the absorbed and absorbing companies or between various absorbed companies.

-
2.1. d) Elimination of internal margins. In 2008, Grupo Ferrovial sold all of the shares held by Grupo Ferrovial in Cintra, valued at €275,938k, to Marjeshvan for a price of €206,078k, taking a loss in the amount of €69,860k on the transaction which was registered on the 2008 income statement, as stipulated in recording standard 21 of the General Accounting Plan. This internal loss and the deferred tax associated are eliminated as an adjustment on consolidation for a net amount of €48,902k.

Once the balance sheet of the company resulting from the simplified merger was obtained, it was added to Cintra’s balance sheet, performing the same operations as described above to obtain the balance sheet and the income statement of the company resulting from the inverse merger, so that the impact of the two phases of the merger described in Note 1 are shown separately on the balance sheet and income statement.

-
2.1.e) In addition to these operations, as explained in Note 1.5, the merger will also entail a capital increase to cover the exchange of Grupo Ferrovial shares. The share capital of Grupo Ferrovial S.A. (adjusted by treasury shares) is composed of 138,737,000 shares with a par value of one euro each. Consequently, in order to cover the share swap it will be necessary to issue up to 554,948,000 shares with a par value of twenty cents (€0.2) each, which is equivalent to a total of €110.990k. The capital increase would be reduced by the value of the Cintra shares held by Grupo Ferrovial S.A. (380,232,000 shares which are equivalent to 66.88% of Cintra’s share capital) and the treasury shares of Grupo Ferrovial, S.A. (9,740,000 shares). These shares would be given to Ferrovial Shareholders in order to meet the swap rate. Therefore the value of the capital increase would be 164,976,000 shares amounting to €32,996k to bring the total value of the share capital to €146,702k. The enclosed pro forma balance shows the effect of the capital increase on the company resulting from the merger at 31 December 2008.

-
2.1.f) Merger share premium. As mentioned in the common merger plan approved by the Boards of Directors of Cintra, Concesiones de Infraestructuras de Transporte, S.A., and Grupo Ferrovial, S.A., the difference between the carrying value of the equity of Ferrovial (company resulting from the simplified merger) amounting to €3,502,820k less the carrying value at which Ferrovial records its holding in Cintra (€1,640,354k), and the par value of the new shares issued by Cintra (amounting to €32.996k), will be regarded as a share premium (see Note 1.5.). This has entailed at the effective merger date, 1 January 2009, recording a share premium of €1,829,470k. However, the pro forma balance sheet attached presents a share premium amounting to 1,628,668 thousand euros, as the result for year 2008 of the companies involved in the simplified merger process totalling 200,802

Explanatory notes to the pro forma financial&# 160;information
Cintra, Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

thousand euros, is presented along with the profit or loss realized by Cintra, in the caption "Result for the year" to be consistent with the Profit and Loss Account included in this Pro Forma Financial Information. At January 1, 2009 such a result would become part of the share premium.

It should be noted that the equity contributed by Grupo Ferrovial includes an interim dividend against profits for 2009 paid by Grupo Ferrovial for €69 million, which is presented as reducing the amount of said merger share premium.

-
2.1.g) Merger reserve: The amount listed under “hedging operations” included in Ferrovial’s equity (company resulting from the simplified merger) is presented separately with a balance entry in Merger Reserve.

In addition to these operations, the following adjustments were made to the merger balance closed on 30 April 2009:

-	2.1.h) Elimination of the provision for risks and expenses of the companies with negative equity involved in the merger process.

2.2   Assumptions considered

The Merger Plan approved by the Board of Directors of both companies establishes 1 January 2009 as the date on which Ferrovial’s operations will be considered, for accounting purposes, to have been carried out by Cintra. Therefore, the enclosed pro forma balance sheet and profit and loss account were prepared as described in Note 1.4.

On September Betonial’s Board of Directors has approved a distribution of a dividend in kind to Grupo Ferrovial S.A., which amounted of 7,284 thousand euros, consisting of 277 thousand shares of Grupo Ferrovial S.A. at a price of euro 26.29 per share. These shares, along with treasury shares of Grupo Ferrovial SA, have reduced the total number of shares to be issued by the new company to meet the exchange. So that for the purposes of this pro forma financial information this transaction has been considered as if it had made on 31 December 2008.

At 31 December 2008, Grupo Ferrovial was not the direct owner of all shares in the subsidiaries that participated in the first simplified merger process mentioned above. Rather, it was the direct owner of 99.9% of Ferrovial Infraestructuras, Lernamara and Marjeshvan. The rest of its stake in these companies and its entire stake in Aeropuerto de Belfast were held indirectly through different companies included in the consolidated group. For the purpose of preparing this pro forma financial information, it was assumed that all of the shares in the companies absorbed in the simplified merger were transferred to Grupo Ferrovial at the theoretical carrying value on 31 December 2008 (that is, Grupo Ferrovial is the direct owner of 100% of the shares in the companies absorbed in the simplified merger).

3.     Pro forma balance sheet as at 30 April 2009.

3.1   Pro forma balance sheet

According to the terms of article 36.1 LME, the balance sheets of Cintra and Grupo Ferrovial, S.A. as at 30 April 2009 are considered the merger balance sheets. These balance sheets were formulated on 29 and 28 July by the respective Boards of Directors, verified by the companies’ auditors and will be submitted to the General Shareholders’ Meetings where the merger must be approved before the merger resolution is adopted.

For informational purposes, the pro forma balance sheet as at 30 April 2009 is presented below, expressed in thousands of euros and prepared from the merger balance sheets using the same assumptions and criteria as mentioned in Note 2.

Explanatory notes to the pro forma financial information
Cintra, Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

Pro forma balance sheet as at 30 April 2009 (€000)

	NOTE	Grupo Ferrovial	Ferrovial Infraestructuras	Aeropuerto de Belfast (*)	Lernamara (*)	Marjeshvan (*)	Aggregate	Adjustments	Entity resulting from simplified merger	Cintra	Aggregate	Adjustments	Entity resulting from inverse merger
NON CURRENT ASSETS		3,788,227	4,193,202	10,906	256,905	206,938	8,456,179	-2,262,122	6,194,057	1,126,289	7,320,346	-1,644,724	5,675,622
Intangible assets		0	0	0	0	0	0	0	0	3	3	0	3
Property, plant and equipment		11,980	1	0	0	0	11,981	0	11,981	1,827	13,808	0	13,808
Investments in Group entities and associates	2.1.a, 2.1.c, 2.1.d	3,675,784	3,830,807	0	219,507	206,161	7,932,259	-2,212,233	5,720,026	1,110,058	6,830,084	-1,644,724	5,185,360
L/T financial investments		245	0	0	0	0	245	0	245	459	704	0	704
Deferred tax assets		100,218	362,394	10,906	37,398	777	511,693	-49,888	461,805	13,942	475,747	0	475,747
CURRENT ASSETS		1,354,188	113,763	45,825	190,444	2,485	1,706,705	-250,811	1,455,894	1,604,115	3,060,009	-36,669	3,023,340
Assets classified as held for sale		0	0	0	0	0	0	0	0	367,480	367,480	0	367,480
Inventories		933	0	0	0	0	933	0	933	0	933	0	933
Receivables	2.1.c	10,401	13,722	413	0	1	24,537	0	24,537	17,803	42,340	-2,624	39,716
S/T investments in Group entities and associates	2.1.c	1,276,877	87,967	45,226	190,381	2,468	1,602,919	-250,811	1,352,108	819,849	2,171,957	-34,044	2,137,912
L/T financial investments		61,194	0	0	0	0	61,194	0	61,194	365	61,559	0	61,559
S/T prepayments and accruals		3,040	0	0	0	0	3,040	0	3,040	114	3,154	0	3,154
Cash and cash equivalents		1,743	12,074	186	63	16	14,082	0	14,082	398,504	412,586	0	412,586
TOTAL ASSETS		5,142,415	4,306,965	56,731	447,349	209,423	10,162,884	-2,512,933	7,649,950	2,730,404	10,380,354	-1,681,392	8,698,962

EQUITY	2.1.a - g	2,031,081	1,511,136	28,248	-124,293	-7,141	3,439,031	-882,894	2,556,136	1,981,026	4,537,162	-1,675,652	2,861,510
Shareholders' equity		2,025,830	1,575,762	28,248	-124,293	-4,281	3,501,266	-882,894	2,618,372	1,980,893	4,599,265	-1,675,652	2,923,613
Capital		140,265	878,041	60	3	3	1,018,372	-878,107	140,265	113,706	253,971	-107,268	146,703
Share premium		193,192	822,106	0	0	0	1,015,298	-822,106	193,192	1,202,174	1,395,366	-193,192	1,202,174
Share premium - merger		0	0	0	0	0	0	1,099,950	1,099,950	0	1,099,950	729,520	1,829,470
Reserves		1,791,543	476,859	0	24,508	0	2,292,910	-473,177	1,819,733	738,213	2,557,946	-2,116,389	441,557
Merger reserve		0	0	0	0	0	0	67,486	67,486	0	67,486	-5,251	62,235
Treasury shares		-52,197	0	0	0	0	-52,197	-7,284	-59,481	-68,461	-127,942	127,942	0
Carryforwards		0	47,600	82,939	-48,629	-4,940	76,970	0	76,970	0	76,970	-76,970	0
Operating results		-46,973	-648,844	804	-100,175	656	-794,532	74,789	-719,744	-8,393	-728,137	-34,044	-762,181
Interim dividend		0	0	-55,555	0	0	-55,555	55,555	0	0	0	0	0
Other equity instruments		0	0	0	0	0	0	0	0	3,654	3,654	0	3,654
Value change adjustments		5,251	-64,626	0	0	-2,860	-62,235	0	-62,235	133	-62,102	0	-62,102
Hedge transactions		5,251	-64,626	0	0	-2,860	-62,235	0	-62,235	133	-62,102	0	-62,102
CURRENT LIABILITIES		1,239,868	2,684,426	28,041	380,797	214,779	4,547,911	-1,408,077	3,139,834	137,720	3,277,554	-3,115	3,274,438
LT provisions	2.1.h	207,401	0	0	0	0	207,401	-96,435	110,966	0	110,966	0	110,966
LT receivables		844,734	1,753,581	0	0	123,765	2,722,080	0	2,722,080	28,613	2,750,693	0	2,750,693
LT receivables from Group entities and associates	2.1.c, 2.1. d	117,598	930,845	28,041	380,797	91,014	1,548,296	-1,311,642	236,654	0	236,654	-3,115	233,538
Deferred tax liabilities		70,135	0	0	0	0	70,134	0	70,134	109,107	179,241	0	179,241
CURRENT LIABILITIES		1,871,466	111,403	442	190,845	1,785	2,175,942	-221,961	1,953,980	611,658	2,565,638	-2,624	2,563,014
ST provisions		553	0	0	0	0	553	0	553	0	553	0	553
ST receivables		440,532	1	0	0	0	440,533	0	440,533	50,030	490,563	0	490,563
ST receivables from Group entities and associates	2.1.c	1,395,091	108,448	0	190,845	1,783	1,696,167	-221,961	1,474,206	551,829	2,026,035	-2,624	2,023,410
Trade and other accounts payable		35,278	2,954	359	0	2	38,594	0	38,594	9,785	48,379	0	48,379
S/T prepayments and accruals		12	0	83	0	0	95	0	95	14	109	0	109
TOTAL LIABILITIES AND EQUITY		5,142,415	4,306,965	56,731	447,349	209,423	10,162,884	-2,512,933	7,649,950	2,730,404	10,380,354	-1,681,392	8,698,962

(*) Unaudited companies	0	0	0	0	0	0	0	0	0	0	1	1

Explanatory notes to the pro forma financial information
Cintra, Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

3.2   Explanation of the most significant variations during the four-year period ending 30 April 2009.

The most significant variation during the four-month period ended 30 April 2009 refers to the value corrections made to the fiscal year results due to the investments made by the Grupo Ferrovial, through the subsidiaries absorbed in the simplified merger, Lernamara and Ferrovial Infraestructuras, in the capital of FGP Topco (BAA Group) in the amount of €1,089,856k (€137,764k of which refers to Lernamara and €952,092k to Ferrovial Infraestructuras). These provisions had a net impact of €762,899k on the capital and reserves of the company resulting from the merger.

The origin of the value correction lays in the impairment of the value of the BAA Group’s assets based on an estimate of the possible sale price of Gatwick Airport and the updated business plans of the rest of the airports. The value of the investment was calculated as the difference between the current value of future cash flows, according to each airport’s annual business plan, using the Adjusted Present Value (APV) method and the nominal value of the Group’s debt.

The principal assumptions used to calculate the values were as follows:

-	6.2% -7.1% yield on assets
-	Planned investment in real terms over the next 10 years: 15,000 million pounds
-	Unleveraged discount rates used to calculate the recoverable value of regulated airports between 7.73% and 8.06%.

In addition, the Board of Directors of Grupo Ferrovial approved the payment of a complementary dividend of 1.5 euros per share against the Company’s voluntary reserves which totalled €208,522k. Likewise, the Board of Directors of Cintra agreed to pay a dividend of 0.0895 euros per share. The payment of this dividend to Cintra’s minority shareholders reduced the capital and reserves of the company resulting from the merger in the amount of €15,987k.

4.     Subsequent events and other important information.

4.1   Sale of parking garages

On 26 June 2009, Cintra reached an agreement to sell its interest in the subsidiary Cintra Aparcamientos, S.A. (Cintra Aparcamientos), which amounted to 99.92% of its capital, to a consortium comprising Assip, S.G.P.S. S.A., Es Concessoes, S.G.P.S. S.A., Espirito Santo Infrastructure Fund I Fundo de Capital de Risco, Transport Infrastructure Investment Company (SCA) SICAR, Ahorro Corporación Infraestructuras, FCR, Ahorro Corporación Infraestructuras 2, SCR, SA, Banco Espirito Santo de Investimento, S.A. The transaction was valued at 400 million euros and was broken down into the following items:

●   The sale price of the shares was 245 million euros
●   The cost of settling the debt with Cintra was 155 million euros.

In addition, the buyer assumed the bank debt carried by Cintra Aparcamientos in the amount of 51 million euros.

The sale was completed on 27 July 2009, generating capital gains of approximately 182.6 million euros for the individual company resulting from the inverse merger (156.8 million euros on the individual net results of the company resulting from the inverse merger).

Since the effective date of the merger is 1 January 2009, this operation was considered to have been carried out by the company resulting from the merger. However, no adjustment was made on the pro forma balance sheet since the transaction took place after the date of the balance sheet.

Explanatory notes to the pro forma financial information
Cintra, Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

4.2   Segregation of Cintra Infraestructuras.

On 29 July 2009, the Board of Directors of Cintra approved the Segregation Plan mentioned in Note 1 whereby it will “affiliate” its business equity – consisting basically of the interests it holds in the concession-holding companies through which it operates its transport infrastructure business – by segregating and transferring it to a wholly-owned vehicle, Cintra Infraestructuras, S.A. This will be achieved by means of a total segregation which will constitute, for tax purposes, the investment of a branch of activity. This segregation will be effective on 30 June 2009 and is therefore not included in the pro forma figures as presented.

In this regard and as indicated above, Cintra has transferred the shares it held in the company Cintra Aparcamientos, S.A. to third parties, as a result of which those shares are no longer part of the equity being segregated.

4.3   Refinancing of the debt of Grupo Ferrovial and absorbed companies.

On 30 June, Grupo Ferrovial announced that it had signed a three-year, 3.300 million loan with 35 banks to finance the parent company’s corporate debt on a single level. Aside from the financing of its financially separate subsidiaries, by signing this loan the parent company has simplified its current financial structure while guaranteeing the liquidity necessary to implement its business plan. This new structure combines the Ferrovial Infraestructuras loan pertaining to the Airports division (with a balance of 1,615 million euros at 30 June, part of which is denominated in pounds), the Group’s corporate syndicated loans signed in 2004 and 2006 (with a balance of 693 million euros at 30 June, part of which is denominated in CHF), the corporate bilateral loans (481 million euros) and the working capital credit lines (512 million euros). The financial conclusion of this debt reorganisation process is contingent upon the deeds containing the resolutions needed to formalise the merger being filed with the Business Register.

CINTRA, CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

Special report on the pro-forma financial information

PricewaterhouseCoopers Auditores, S.L. Paseo de la Castellana, 43 28046 Madrid España Tel.: +34 915 684 400 +34 902 021 111 Fax: +34 913 083 566 www.pwc.com/es

Free translation of the auditor’s special report on the pro-forma financial information originally issued in Spanish. In the event of a discrepancy, the Spanish language version prevails.

SPECIAL REPORT ON THE PRO-FORMA FINANCIAL INFORMATION

For the Board of Directors of Cintra, Concesiones de Infraestructuras de Transporte, S.A.:

1.
We have reviewed the pro-forma financial information of the company resulting from the merger between Cintra, Concesiones de Infraestructuras de Transporte, S.A. (the acquiring company) and Grupo Ferrovial, S.A. (the target company) at 31 December 2008, which is pending approval by the General Shareholders’ Meetings of both companies.

2.
Said pro-forma financial information has been prepared solely for information purposes in order to report on how the operations of Grupo Ferrovial, S.A. could have affected the balance sheet and income statement for 2008 of Cintra, Concesiones de Infraestructuras de Transporte, S.A. Given that this pro-forma financial information has been prepared to reflect a hypothetical situation, it does not aim to represent and does not represent the financial situation or results of the operations of the company resulting from the merger between Cintra, Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A.

3.
The Directors of Cintra, Concesiones de Infraestructuras de Transporte, S.A. are responsible for the preparation and content of said pro-forma financial information that has been prepared in accordance with European Union regulations contained in Regulation 809/2004 and the content of the CESR Recommendation for the consistent implementation of said regulation (CESR/05-054b). Similarly, the Directors of Cintra, Concesiones de Infraestructuras de Transporte, S.A. are responsible for the assumptions and hypotheses, set out in Note 2 to the pro-forma financial information and on which the pro-forma adjustments are based.

4.
Our responsibility is to issue a special report on said pro-forma financial information, which in no event may be understood as an audit opinion. We are not responsible for expressing any other opinion on the pro-forma financial information, the assumptions and hypotheses used in its preparation or any specific items or elements. In particular, with respect to the information used to compile the accompanying pro-forma financial information, we accept no further responsibility than that assumed, as appropriate, in the reports issued previously by us in this respect.

5.
Our work, that has not included the independent examination of the information used in compiling the pro-forma financial information, has been planned and carried out to obtain all the information and explanations that we considered necessary to obtain reasonable assurance than the pro-forma financial information has been adequately compiled on the basis of the assumptions and hypotheses defined by the Directors f Cintra, Concesiones de Infraestructuras de Transporte, S.A. and has basically consisted of the following procedures:

-
Gaining an understanding of the transaction underlying the pro-forma financial information by reading the merger and spin-off plan, the existing contracts and other relevant information provided by the Company and making enquiries of Management.

-	Identifying the different items involved in the transaction and gaining an understanding of their role in it.

PricewaterhouseCoopers Auditores, S.L. - R. M. Madrid, hoja 87.250-1, folio 75, tomo 9.267, libro 8.054, sección 3ª1
Inscrita en el R.O.A.C. con el número S0242 - CIF: B-79 031290
1

-	Gaining an understanding of the accounting standards used by the companies involved in the transaction.

-	Making enquires of Management in relation to the pro-forma adjustments made and the effects of the transaction on the pro-forma financial information.

-	Assessing whether the pro-forma adjustments are directly connected with the transaction and if they address the significant effects of the transaction on the pro-forma financial information.

-	Analysing the adequacy of the documentary evidence supporting the pro-forma adjustments made by the Directors of Cintra, Concesiones de Infraestructuras de Transporte, S.A.

-	Verifying the calculations of the pro-forma adjustments and their application with respect to financial statements used as a basis.

-
Assessment of whether the transaction and pro-forma adjustments, assumptions and hypotheses made by the Directors of Cintra, Concesiones de Transporte, S.A. in preparing the pro-forma financial information and significant uncertainties associated with them are adequately described in the explanatory notes.

-	Obtaining a letter of representation from those persons responsible for the preparation of the pro-forma financial information.

6.	In our opinion:

-
The accompanying pro-forma financial information has been adequately complied on the basis of the assumptions and hypotheses defined by the Directors of Cintra, Concesiones de Infraestructuras de Transporte, S.A.

-
The basis of accounting used by the Directors of Cintra, Concesiones de Infraestructuras de Transporte, S.A. in the preparation of the accompanying pro-forma accounting information is consistent with the accounting policies used by Cintra, Concesiones de Infraestructuras de Transporte, S.A. in the preparation of the individual annual accounts for 2008.

7.
This report has been prepared at the request of the Board of Directors of Cintra, Concesiones de Infraestructuras de Transporte, S.A. in relation to the merger between Cintra, Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A. and should therefore not be used for any other purpose or published in any brochure or similar document without our express prior consent. We will accept no responsibility to anyone other than the persons to whom this report is addressed.

PricewaterhouseCoopers Auditores, S.L.

Original in Spanish signed by Gonzalo Sanjurjo Pose
Partner

15 September 2009

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